Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194135

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

SUPPLEMENT NO. 9, DATED OCTOBER 22, 2014,
TO THE PROSPECTUS, DATED APRIL 24, 2014

This prospectus supplement, or this Supplement No. 9, is part of the prospectus of American Realty Capital New York City REIT, Inc., or the Company, dated April 24, 2014, or the Prospectus, as supplemented by Supplement No. 7, dated October 8, 2014, or Supplement No. 7, and Supplement No. 8, dated October 17, 2014, or Supplement No. 8. This Supplement No. 9 supplements, modifies, supersedes and replaces certain information contained in the Prospectus, Supplement No. 7 and Supplement No. 8 and should be read in conjunction with the Prospectus, Supplement No. 7 and Supplement No. 8. This Supplement No. 9 will be delivered with the Prospectus, Supplement No. 7 and Supplement No. 8. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purposes of this Supplement No. 9 are to, among other things:

•	update disclosure relating to management compensation; and

•	update disclosure relating to the partnership agreement of our operating partnership.

PROSPECTUS UPDATES

The disclosure relating to the Asset Management Subordinated Participation on pages 16 – 17 of the Prospectus is hereby deleted in its entirety and replaced with the following disclosure.

“Type of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering (80,000 shares)/Maximum Offering (30,000,000 shares)
Asset Management Subordinated Participation – Our Advisor(2)	Within 30 days after the end of each calendar quarter (subject to the approval of the board of directors), we, as the general partner of the operating partnership, will cause the operating partnership to issue a number of restricted operating partnership units designated as Class B Units of our operating partnership, or Class B Units, to our advisor or its assignees equal to: (i) the product of (y) 0.1875% multiplied by (z) the cost of our assets (until the NAV pricing date, then the lower of the cost of assets and the fair value of our assets); divided by (ii) the value of one share of common stock as of the last day of such calendar quarter, which is equal initially to $22.50 (the primary offering price minus selling commissions and dealer manager fees) and, after the NAV pricing date, to per share NAV.	Not determinable at this time. Because the subordinated participation is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this participation.”

Class B Units are subject to forfeiture until such time as: (a) the value of the operating partnership's assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pretax, non-compounded annual return thereon, or the “economic hurdle”; (b) any one of the following events occurs concurrently with or subsequently to the achievement of the economic hurdle described above: (i) a listing of our common stock on a national securities exchange; (ii) a transaction to which we or our operating partnership shall be a party, as a result of which OP Units or our common stock shall be exchanged for or converted into the right, or the holders of such securities shall otherwise be entitled, to receive cash, securities or other property or any combination thereof; or (iii) the termination of the advisory agreement without cause; and (c) the advisor pursuant to the advisory agreement is providing services to us immediately prior to the occurrence of an event of the type described in clause (b) above, unless the failure to provide such services is attributable to the termination without cause of the advisory agreement by an affirmative vote of a majority of our independent directors after the economic hurdle described above has been met.

Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated for any reason other than a termination without cause. Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated without cause by an affirmative vote of a majority of our board of directors before the economic hurdle described above has been met.

The disclosure relating to the Asset Management Subordinated Participation on pages 104 – 105 of the Prospectus is hereby deleted in its entirety and replaced with the following disclosure.

“Type of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering (80,000 shares)/Maximum Offering (30,000,000 shares)
Asset Management Subordinated Participation — Our Advisor

Within 30 days after the end of each calendar quarter (subject to the approval of the board of directors), we, as the general partner of the operating partnership, will cause the operating partnership to issue a number of restricted operating partnership units designated as Class B Units of our operating partnership, or Class B Units, to our advisor or its assignees equal to: (i) the product of (y) 0.1875% multiplied by (z) the cost of our assets (until the NAV pricing date, then the lower of the cost of assets and the fair value of our assets); divided by (ii) the value of one share of common stock as of the last day of such calendar quarter, which is equal initially to $22.50 (the primary offering price minus selling commissions and dealer manager fees) and, after the NAV pricing date, to per share NAV.(15)

Class B Units are subject to forfeiture until such time as: (a) the value of the operating partnership's assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pretax, non-compounded annual return thereon, or the “economic hurdle”; (b) any one of the following events occurs concurrently with or subsequently to the achievement of the economic hurdle described above: (i) a listing of our common stock on a national securities exchange; (ii) a transaction to which we or our operating partnership shall be a party, as a result of which OP Units or our common stock shall be exchanged for or converted into the right, or the holders of such securities shall otherwise be entitled, to receive cash, securities or other property or any combination thereof; or (iii) the termination of the advisory agreement without cause; and (c) the advisor pursuant to the advisory agreement is providing services to us immediately prior to the occurrence of an event of the type described in clause (b) above, unless the failure to provide such services is attributable to the termination without cause of the advisory agreement by an affirmative vote of a majority of our independent directors after the economic hurdle described above has been met.

Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated for any reason other than a termination without cause. Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated without cause by an affirmative vote of a majority of our board of directors before the economic hurdle described above has been met.

Not determinable at this time. Because the subordinated participation is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this participation.”

Summary of Partnership Agreement of Our Operating Partnership

The first two paragraphs under the heading “Class B Units” on page 210 of the Prospectus are hereby deleted in their entirety and replaced with the following disclosure.

“Subject to the approval of our board of directors, asset management subordinated participation interests to the advisor are paid in the form of Class B Units. Class B Units represent limited partnership interests in the operating partnership intended to be profits interests. We, as the general partner, will cause the operating partnership to issue Class B Units to the advisor in connection with the services provided by the advisor under the advisory agreement to manage the assets of the operating partnership. The Class B Units are issuable quarterly in arrears subject to the approval of the general partner’s board of directors. The number of Class B Units issuable to the advisor quarterly is equal to: (i) the product of (y) 0.1875% multiplied by (z) the cost of our assets (until the NAV pricing date, then the lower of the cost of assets and the fair value of our assets); divided by (ii) the value of one share of common stock as of the last day of such calendar quarter, which is equal initially to $22.50 (the primary offering price minus selling commissions and dealer manager fees) and, after the NAV pricing date, to per share NAV.

Class B Units are subject to forfeiture until such time as: (a) the value of the operating partnership's assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pretax, non-compounded annual return thereon, or the “economic hurdle”; (b) any one of the following events occurs concurrently with or subsequently to the achievement of the economic hurdle described above: (i) a listing of our common stock on a national securities exchange; (ii) a transaction to which we or our operating partnership shall be a party, as a result of which OP Units or our common stock shall be exchanged for or converted into the right, or the holders of such securities shall otherwise be entitled, to receive cash, securities or other property or any combination thereof; or (iii) the termination of the advisory agreement without cause; and (c) the advisor pursuant to the advisory agreement is providing services to us immediately prior to the occurrence of an event of the type described in clause (b) above, unless the failure to provide such services is attributable to the termination without cause of the advisory agreement by an affirmative vote of a majority of our independent directors after the economic hurdle described above has been met.”